EXHIBIT 1



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                    [LETTERHEAD OF THACHER PROFFITT & WOOD]



                               CONSENT OF COUNSEL

         We hereby consent to the use of our name in the prospectuses and prospectus supplements relating to the Registration Statement on Form S-3 for Structured Asset Mortgage Investments Inc. (formerly known as Bear Stearns Mortgage Securities Inc.) (the "Registration Statement") under the heading "Legal Matters", and in the prospectuses included in the Registration Statement under the heading "Certain Federal Income Tax Consequences", without admitting that we are "experts" within the meaning of the Securities Act of 1933, and the rules and regulations thereunder, with respect to any part of the Registration Statement, including this Form 8-K.

                                       /s/ Thacher Proffitt & Wood
                                       ---------------------------
                                           THACHER PROFFITT & WOOD

New York, New York
May 19, 1998